SPECTRUM BRANDS, INC.

SPECIAL MEETING OF SHAREHOLDERS

June 11, 2010

This Proxy is solicited by the Board of Directors for use at the Spectrum Brands, Inc. Special Meeting of Shareholders on June 11, 2010 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Special Meeting of Shareholders and Proxy Statement dated             , 2010, receipt of which is hereby acknowledged, does hereby appoint and constitute ANTHONY L. GENITO and JOHN T. WILSON, and each or any of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Special Meeting of Shareholders of Spectrum Brands, Inc. to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas in New York, New York 10019-6064, on June 11, 2010, beginning at 9:30 a.m., local time, and at any postponement or adjournment thereof, with respect to all shares of Common Stock, par value $.01 per share, of Spectrum Brands, Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as indicated on the reverse. They are also given authority to transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE

☒	Please mark votes as in this example.

This Proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this Proxy will be voted as the Board of Directors recommends.

The Board of Directors recommends a vote	The Board of Directors recommends a vote
“FOR” proposal 1.	“FOR” proposal 2.

1. To adopt the Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among Spectrum Brands, Inc., Russell Hobbs, Inc., Spectrum Brands Holdings, Inc., Battery Merger Corp., and Grill Merger Corp.

FOR	AGAINST	ABSTAIN

☐	☐	☐

2. To approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to adopt the Agreement and Plan of Merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

AUTHORIZED SIGNATURE(S)-Sign Here-This section must be completed for your instructions to be executed.

Date	, 2010

Signature

Signature

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by a duly authorized person. If signed by a limited liability company, please sign in limited liability company name by a duly authorized person.